UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 31, 2007

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (415) 445-6530

(Former name or former address if changed since last report)

Item 8.01

On October 31, 2007, we announced that our board of directors approved regular common and preferred stock dividends for the quarter ending December 31, 2007. All common and preferred dividends will be payable on Monday, December 31, 2007 to shareholders of record on Friday December 14, 2007.

The quarterly common dividend payment of $0.5375 is equivalent to $2.15 per common share on an annualized basis, and represents a yield of approximately 3.9% on today’s closing price of $54.80 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

About BRE Properties
BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 79 apartment communities totaling 22,041 units in California, Arizona and Washington. The company currently has 11 other properties in various stages of development and construction, totaling 3,391 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. As of 09/30/07.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit Number

99.1	Press Release dated October 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: October 31, 2007	By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.